Exhibit 99.1

NEWS RELEASE (Continued) Atlanta, GA March 10, 2010
EMS Technologies Announces 2009 Year-end Results
Improved Profitability from Higher Aviation Revenues, Cost Control
ATLANTA — March 10, 2010 — EMS Technologies, Inc. (NASDAQ: ELMG) today announced financial results for the fourth quarter and the full year 2009. EMS reported fourth-quarter revenues of $85.0 million and earnings from continuing operations of $2.4 million, or $0.16 per share, on a non-GAAP reporting basis, excluding acquisition-related items and an impairment charge for LXE goodwill. EBITDA, excluding acquisition-related items and LXE goodwill impairment (“Adjusted EBITDA”), was $7.7 million for the fourth quarter. Net cash provided by operating activities from continuing operations was $9.4 million in the fourth quarter, and cash exceeded debt at December 31, 2009 by $19.4 million.
As described in more detail below, the Company will recognize a non-cash impairment charge to goodwill in the LXE division for the fourth quarter. The Company has not completed the process to determine the specific impairment charge, but this determination requires that a significant portion of LXE’s fair value should be allocated to unrecorded intangibles and appreciated assets rather than goodwill. As a result, the impairment charge will be higher than the $5 million deficiency between estimated fair value and carrying value, and management expects that the charge will be in the range of $16 million to $21 million. Taking into account this impairment charge using the midpoint of the estimated range of $18.5 million, together with $1.9 million of acquisition-related charges in the fourth quarter, would result in a GAAP-basis loss from continuing operations for the quarter of $1.18 per share. The LXE goodwill impairment does not affect the Company’s forecasts for the LXE business or compliance with the terms of the Company’s credit facility. There was no impairment related to goodwill in the Company’s other business units.
Dr. Neil Mackay, EMS president and chief executive officer, commented, “EMS’s main business focus is enabling mobile connectivity in places where connectivity is really tough to achieve. And the ever-growing demand for mobile connectivity helps our key markets to have resilience, even in the current challenging economic climate.
•	The communications and tracking (“C&T”) markets helped the fourth-quarter results to show a $2.8 million increase in revenues and a $2.3 million increase in Adjusted EBITDA as compared with the third quarter. Aviation sales were key, with better-than-expected orders related to in-flight connectivity (“IFC”) and military connectivity.

•	Through cost control and good performance on production-phase contracts, our defense and space (“D&S”) business was able to basically break even, despite a $6.5 million drop in sales from the Q3 level and accrual of approximately $1 million of restructuring expenses following completion of our B-2 work, and cost growth on several development-stage contracts; and
(more)

Page -1-

NEWS RELEASE (Continued) Atlanta, GA March 10, 2010
•	The LXE mobile logistics business also neared breakeven, led by improving revenues in North America.”
Aviation Businesses To Combine, Revenues Up from Aviation and Global Tracking Markets
In 2009, communications and tracking markets were the core of the Company’s largest mobile connectivity business, contributing 45% of consolidated revenues for the year. Higher total orders for aviation products, for both commercial and defense customers, were crucial to achieving $39.1 million in revenues in the fourth quarter, as compared with $36.4 million just one quarter earlier. In the fourth quarter, the Company made its largest single-day shipment (valued at $3.6 million) to its largest in-flight connectivity customer, Aircell. Aircell uses EMS’s in-cabin routers, servers and wireless access points for its Gogo® Inflight passenger Internet service. Aircell recently announced its two-millionth customer milestone, with the Gogo service now offered on more than 700 commercial aircraft.
In January 2010, the Company announced that it would begin combining the aviation-sector business units within the C&T segment to create EMS Aviation. The markets for EMS Aviation’s mobile connectivity products generated $130 million in revenues for the Company in 2009. This new unified aviation business will result in greater scale and operational efficiencies, new sales opportunities from cross-selling and more systems solutions, and better coordination of product development.
“The market for connectivity with our military, general aviation and commercial users continues to create new business for our suite of aviation solutions,” Mackay said. “With the emerging consolidation of our aviation divisions, we believe that EMS will offer a connectivity portfolio unmatched in the aviation industry.”
Global tracking revenues also contributed to communications and tracking business in the fourth quarter. Global tracking airtime service arrangements have very low turnover, and offering airtime service after the hardware sale is key to our success in this market. Significant global tracking hardware orders in the fourth quarter included almost $1 million for security applications in Afghanistan, and $2.3 million for a system upgrade and support contract for a search-and-rescue system in Turkey. EMS also began beta trials of its new Osprey Personal Tracker system, which the Company expects later this year.
(more)

Page -2-

NEWS RELEASE (Continued) Atlanta, GA March 10, 2010
D&S Focuses on High-Volume Potential in Communications-On-The-Move and Radar
Mobile connectivity in defense and space accounted for nearly one-fourth of the Company’s revenues in 2009. Most of the segment’s sales relate to markets for communications-on-the-move (“CoTM”) and radar.
During the fourth quarter, EMS was selected by L-3 Communications Systems to supply the antenna system for the Hawklink U.S. Navy helicopter airborne Common Data Link, which is a strategic communications-on-the-move program. This win reaffirms EMS as a leading competitor in military data link applications, which is yet another key mobile connectivity target market. The Hawklink antenna design may also be adaptable to other airborne platforms as U.S. armed forces update their data link capabilities. In addition, the D&S segment began work on a classified radar panel production contract, which has the potential for significant long-term production; this type of contract is a high priority in D&S’s new business development efforts.
“EMS’s defense segment goes into 2010 focused on the growing CoTM and radar markets, areas that we believe have long-term importance in U.S. Department of Defense plans,” Mackay said. “And through awards like Hawklink, EMS is well positioned to capture more potential high-volume production awards that capitalize on our proven antenna capabilities for mobile platforms.”
Improving Conditions in the Americas for LXE, Strong Backlog Heading into 2010
Approximately 30% of the Company’s consolidated revenues come from markets for logistics and the LXE product line.
In the fourth quarter, LXE accomplished a significant milestone, as it began shipping the MX9 ultra-rugged handheld terminal to Itron, the world leader in automated meter intelligence. Management believes that the wide-area terrestrial communications technology behind the MX9 provides an important avenue to go beyond the warehouse by supporting customers in service applications. The MX9’s technology could also complement EMS’s satellite-based tracking technologies in emerging applications to track high-value assets.
LXE continued to expand its indirect distribution channel in the fourth quarter. Management believes that LXE’s exposure through high-profile channel partners such as BlueStar, Barex, ScanSource and others is helping to build sales momentum.
“LXE begins the new year with a stronger-than-usual backlog. We are encouraged but cautious in the near-term. Economic uncertainties persist, especially in Europe. Quarterly revenues have an additional element of uncertainty from delays in our supply chain, as suppliers that had cut back their operations must now rebuild their capacity to meet rising product demand,” said Mackay.
(more)

Page -3-

NEWS RELEASE (Continued) Atlanta, GA March 10, 2010
Guidance for 2010 Fiscal Year
Mackay concluded, “EMS remains focused on enabling mobile connectivity in select markets with the potential for strong growth. EMS’s recovery should follow improvement in the key markets of aviation, tracking and logistics, and defense. We are seeing early signs of what could be an improving economic outlook. However, we — like others in our markets — are tempering our view on 2010 to reflect the ongoing uncertainties in world markets, particularly in the first half of the year. For the 2010 year, we expect single-digit-percentage growth in overall revenues and Adjusted EBITDA. Due to current market and economic conditions, as well as historical business cycles in our markets, we believe that earnings will be weighted toward the second half of the year. We expect that earnings from continuing operations will be in the range of $0.75 to $0.90 per share, excluding acquisition-related charges and assuming an effective income tax rate of 15%.”
Goodwill Impairment
For its annual goodwill impairment testing, the Company compared the fair value (estimated using traditional valuation techniques) of each of its reporting units with the carrying value of each reporting unit. Only the LXE business unit’s fair value was less than its carrying value (by approximately $5 million), which implied that LXE may have an impairment of goodwill. To determine the actual amount of impairment under generally accepted accounting principles (“GAAP”), the appropriate level of goodwill is determined as if in a business combination. This methodology requires that a significant amount of LXE’s total estimated fair value be assigned to intangible assets (such as intellectual property, tradename, customer relationships, etc.) and appreciated assets (such as property, plant and equipment). This reduces the amount of LXE’s total estimated fair value that can be assigned to goodwill, even though GAAP does not permit the Company to record the fair value of these other intangibles or asset appreciation on its books. As a result of the effect of unrecorded intangibles and asset appreciation on the LXE goodwill impairment calculations, the GAAP-determined impairment charge for goodwill is estimated at $16 to $21 million, rather than the $5 million deficiency in total estimated value for the LXE business unit. The Company has not completed the complex analysis process to determine the specific impairment charge, but it expects to complete this work prior to the due date for filing its Annual Report on Form 10-K. The LXE goodwill impairment is a non-cash charge and has no effect on either the Company’s forecasts for its LXE business or compliance with the terms of the Company’s credit facility.
Non-GAAP Financial Measures
The Company has presented its earnings and earnings per share from continuing operations on a non-GAAP basis, excluding acquisition-related items and a noncash charge for impairment of goodwill. The Company believes that exclusion of these items provides useful information about the results of its ongoing activities that is more comparable to results for prior fiscal periods and that is not subject to volatility arising from the timing and cost of acquisition activity and impairment charges.
Acquisition-related charges in 2009 have included typical services required to complete an acquisition, such as legal advice, due diligence and asset valuation, which are now required to be expensed under FASB Statement No. 141(R), which is new in 2009. In addition, FASB Statement No. 141(R) required that the Company initially record the earn-out liability related to one of its recent acquisitions at estimated fair value on a discounted basis; accretion of that discounted liability and adjustment to its estimated fair value are reflected in the income statement in the GAAP results. In the fourth quarter, the Company reached agreement to settle the earnout provisions, resulting in a charge of $1.9 million, which mainly represents accretion of the discounted liability that would have otherwise been expensed in 2010.
(more)

Page -4-

NEWS RELEASE (Continued) Atlanta, GA March 10, 2010
About EMS Technologies, Inc.
EMS Technologies, Inc. (NASDAQ: ELMG) focuses on enabling mobile connectivity where it is tough to be connected — in the air, on land, at sea, or in space. EMS segments serve three market groups:
•	In Communications & Tracking markets, customers use the Company’s products to communicate from aircraft and other mobile platforms over satellite and air-to-ground links, as well as to track mobile, high-value assets (including aircraft) over satellite links;

•	In Defense & Space markets, customers use the Company’s products for highly-sophisticated applications involving mobile platforms — from military communications, radar, surveillance and countermeasures to commercial high-definition television, satellite radio, and live TV for innovative airlines; and

•	In LXE markets, customers use the Company’s rugged terminals and wireless data networks for logistics applications such as distribution centers, warehouses and container ports. LXE’s automatic identification and data capture products serve mobile information users at over 7,500 sites worldwide.
Visit www.ems-t.com for more information.
(more)

Page -5-

NEWS RELEASE (Continued) Atlanta, GA March 10, 2010
There will be a conference call at 9:30 AM Eastern time on Wednesday, March 10, 2010 in which the Company’s management will discuss the financial results for the fourth quarter of 2009. If you would like to participate in this conference, please call 888-674-0222 (international: 201-604-0498) approximately 10 minutes before the call is scheduled to begin. A taped replay of the conference call will also be available through March 17, 2010 by dialing 888-632-8973 (intl: 201-499-0429), and enter the replay code 60157753 followed by the # sign.
Forward-Looking Statements
Statements contained in this press release regarding the Company’s expectations for its financial results for 2010 and the potential for various businesses and products are forward-looking statements. Actual results could differ materially from those statements as a result of a wide variety of factors. Such factors include, but are not limited to...
•	economic conditions in the U.S. and abroad and their effect on capital spending in our principal markets;

•	difficulty predicting the timing of receipt of major customer orders, and the effect of customer timing decisions on our results;

•	our successful completion of technological development programs and the effects of technology that may be developed by, and patent rights that may be held or obtained by, competitors;

•	U.S. defense budget pressures on near-term spending priorities;

•	uncertainties inherent in the process of converting contract awards into firm contractual orders in the future;

•	volatility of foreign currency exchange rates relative to the U.S. dollar and their effect on purchasing power by international customers, and on the cost structure of the our operations outside the U.S., as well as the potential for realizing foreign exchange gains and losses associated with assets and liabilities denominated in foreign currencies;

•	successful resolution of technical problems, proposed scope changes, or proposed funding changes that may be encountered on contracts;

•	changes in our effective income tax rate caused by the extent to which actual taxable earnings in the U.S., Canada and other taxing jurisdictions may vary from expected taxable earnings;

•	successful transition of products from development stages to an efficient manufacturing environment;

•	changes in the rates at which our products are returned for repair or replacement under warranty;

•	customer response to new products and services, and general conditions in our target markets (such as logistics and space-based communications), and whether these responses and conditions develop according to our expectations;

•	the increased potential for additional asset impairment charges as unfavorable economic or financial market conditions or other developments might affect the fair value of one or more of our business units;
(more)

Page -6-

NEWS RELEASE (Continued) Atlanta, GA March 10, 2010
•	the success of certain of our customers in marketing our line of high-speed commercial airline communications products as a complementary offering with their own lines of avionics products;

•	the continued availability of financing for various mobile and high-speed data communications systems;

•	risk that the recent turmoil in the credit markets may make it more difficult for some customers to obtain financing and adversely affect their ability to pay, which in turn could have an adverse impact on our business, operating results, and financial condition;

•	development of successful working relationships with local business and government personnel in connection with distribution and manufacture of products in foreign countries;

•	the demand growth for various mobile and high-speed data communications services;

•	our ability to attract and retain qualified senior management and other personnel, particularly those with key technical skills;

•	our ability to effectively integrate our acquired businesses, products or technologies into our existing businesses and products, and the risk that any such acquired businesses, products or technologies do not perform as expected, are subject to undisclosed or unanticipated liabilities, or are otherwise dilutive to our earnings;

•	the potential effects of Statement of Financial Accounting Standards No. 141(R), “Business Combinations,” which requires, for acquisitions completed in 2009 and thereafter, that certain acquisition-related expenditures should be accounted for as period expenses in the income statement, and that the acquisition-date fair value will become the measurement objective for all assets acquired and liabilities assumed, resulting in potential unfavorable effects on the income statement, including any changes in the amounts expected to be paid on post-acquisition earn-out agreements, as well as the accretion of the discounted value of the estimated payments;

•	the potential effects, on cash and results of discontinued operations, of final resolution of potential liabilities under warranties and representations that we made, and obligations assumed by purchasers, in connection with our dispositions of discontinued operations;

•	the availability, capabilities and performance of suppliers of basic materials, electronic components and sophisticated subsystems on which we must rely in order to perform according to contract requirements, or to introduce new products on the desired schedule; and

•	uncertainties associated with U.S. export controls and the export license process, which restrict our ability to hold technical discussions with customers, suppliers and internal engineering resources and can reduce our ability to obtain sales from customers outside the U.S. or to perform contracts with the desired level of efficiency or profitability.
Further information concerning relevant factors and risks are identified under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the period ended October 3, 2009.
(more)

Page -7-

NEWS RELEASE (Continued)
Atlanta, GA March 10, 2010
EMS Technologies, Inc. and Subsidiaries
Consolidated Statements of Operations
(In millions, except per-share data)
Unaudited

	Three Months Ended		Years Ended
	December 31	December 31	December 31	December 31
	2009	2008	2009	2008
Net sales	$85.0	90.4	360.0	335.0
Cost of sales	55.4	59.7	241.1	213.9

Gross profit	29.6	30.7	118.9	121.1
Selling, general and administrative	21.3	21.2	87.7	81.4
Research & development	5.1	4.0	18.7	20.1
Impairment loss on goodwill (1)	18.5	—	18.5	—
Acquisition-related charges	1.9	—	7.2	—

Operating (loss) income	(17.2)	5.5	(13.2)	19.6
Interest income & other	—	0.1	0.2	2.5
Interest expense	(0.4)	(0.5)	(2.2)	(1.7)
Foreign exchange (loss) gain	(0.4)	(0.3)	(0.6)	(0.6)
Acquisition-related FX adjustment	—	—	(1.4)	—

(Loss) earnings from continuing operations before income taxes	(18.0)	4.8	(16.0)	19.8
Income tax benefit	—	2.0	4.3	0.7

(Loss) earning from continuing operations	(18.0)	6.8	(11.7)	20.5

Gain (loss) from discontinued operations net of tax	0.1	—	(0.7)	—

Net (loss) earnings	$(17.9)	6.8	(12.4)	20.5

Net (loss) earnings per share:
From continuing operations	$(1.18)	0.44	(0.77)	1.31
From discontinued operations	—	—	(0.04)	—

(Loss) earnings per share	$(1.18)	0.44	(0.81)	1.31

Outstanding shares — diluted	15.2	15.3	15.2	15.6

Supplemental data for continuing operations:
Adjusted EBITDA	$7.7	8.2	33.3	34.0
Adjusted EPS	0.16	0.44	1.01	1.31

Change in net cash provided by operating activities	9.4	4.2	42.6	16.5

(1)	Reflects the midpoint of the range of the Company’s preliminary estimate of the impairment loss on LXE’s goodwill in the three months and year ended December 31, 2009. The charge and potential tax effects are subject to finalization of certain fair value estimates and may be adjusted when all aspects of the anlayses are completed.
(more)

Page -8-

NEWS RELEASE (Continued)
Atlanta, GA March 10, 2010
EMS Technologies, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
(In millions)
Unaudited

	December 31	December 31
	2009	2008

Assets
Cash and cash equivalents	$47.2	87.0
Trade accounts receivable	61.0	65.8
Revenue in excess of billings on long-term contracts	25.3	30.5
Inventories	40.7	35.7
Other current assets	21.1	13.8

Current assets	195.3	232.8
Net property, plant and equipment	47.9	40.6
Goodwill	61.4	31.4
Other assets	67.1	22.6

	$371.7	327.4

Liabilities and Shareholders’ Equity
Current installments of long-term debt	$1.4	1.3
Accounts payable	27.3	25.4
Other current liabilities	60.9	40.7

Current liabilities	89.6	67.4
Long-term debt, less current installments	26.4	9.3
Other noncurrent liabilities	11.3	8.0
Shareholders’ equity	244.4	242.7

	$371.7	327.4

(more)

Page -9-

NEWS RELEASE (Continued)
Atlanta, GA March 10, 2010
EMS Technologies, Inc. and Subsidiaries
Segment Data
(In millions)
Unaudited

	Three Months Ended		Years Ended
	December 31	December 31	December 31	December 31
	2009	2008	2009	2008
Net sales
Communications & Tracking	$39.1	30.8	159.0	112.5
LXE	29.5	36.4	109.4	145.9
Defense & Space	16.4	23.2	91.6	76.6

Total	$85.0	90.4	360.0	335.0

Operating income (loss)
Communications & Tracking	$2.8	4.4	11.4	14.2
LXE	(0.4)	—	(6.6)	2.8
Defense & Space	—	2.5	7.3	6.4
Corporate & Other	0.8	(1.4)	0.4	(3.8)
Impairment loss on goodwill (1)	(18.5)	—	(18.5)	—
Acquisition-related items	(1.9)	—	(7.2)	—

Total	$(17.2)	5.5	(13.2)	19.6

Adjusted EBITDA
Communications & Tracking	$5.5	5.2	24.3	19.2
LXE	0.2	1.0	(3.4)	6.8
Defense & Space	0.9	3.2	10.7	9.3
Corporate & Other	1.1	(1.2)	1.7	(1.3)

Total	$7.7	8.2	33.3	34.0

(1)	Reflects the midpoint of the range of the Company’s preliminary estimate of the impairment loss on LXE’s goodwill in the three months and year ended December 31, 2009. The charge and potential tax effects are subject to finalization of certain fair value estimates and may be adjusted when all aspects of the anlayses are completed.
(more)

Page -10-

NEWS RELEASE (Continued)
Atlanta, GA March 10, 2010
This press release contains information regarding our earnings from continuing operations and earnings per share from continuing operations, excluding impairment loss on goodwill, acquisition-related items and an acquisition-related foreign exchange adjustment, and earnings before interest expense, income taxes, depreciation and amortization and excluding discontinued operations, the acquisition-related items and acquisition-related foreign exchange adjustment (“Adjusted EBITDA”). The Company believes that earnings that are based on these non-GAAP financial measures provide useful information to investors, lenders and financial analysts because (i) these measures are more comparable with the results for prior fiscal periods, and (ii) by excluding the potential volatility related to the timing and extent of non-operating activities, such as acquisitions or revisions of the estimated value of post-closing earn-outs, such results provide a useful means of evaluating the success of the Company’s ongoing operating activities. Also, the Company uses this information, together with other appropriate metrics, to set goals for and measure the performance of its operating businesses, to determine management’s incentive compensation, and to assess the Company’s compliance with debt covenants. Management further considers Adjusted EBITDA an important indicator of operational strengths and performance of its businesses. EBITDA measures are used historically by investors, lenders and financial analysts to estimate the value of a company, to make informed investment decisions and evaluate performance. Management believes that Adjusted EBITDA facilitates comparisons of our results of operations with those of companies having different capital structures. In addition, a measure similar to Adjusted EBITDA is a component of our bank lending agreement, which requires certain levels of Adjusted EBITDA to be achieved by the Company. This information should not be considered in isolation or in lieu of the Company’s operating and other financial information determined in accordance with GAAP. In addition, because EBITDA and adjustments to EBITDA are not determined consistently by all entities, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.
Following is a reconciliation of our 2009 earnings from continuing operations and earnings per share from continuing operations to the non-GAAP financial measures that exclude impairment loss on goodwill, acquisition-related items and an acquisition-related foreign exchange adjustment (in millions, except per share data — unaudited):

	Three Months Ended		Year Ended
	December 31, 2009		December 31, 2009
	Net	(Loss)	Net	(Loss)
	(loss)	earnings	(loss)	earnings
	earnings	per share	earnings	per share
From continuing operations:
As reported	$(18.0)	(1.18)	(11.7)	(0.77)
Impairment loss on goodwill	18.5	1.22	18.5	1.21
Acquisition-related items	1.9	0.12	7.2	0.48
Acquisition-related foreign exchange adjustment	—	—	1.4	0.09

As adjusted	$2.4	0.16	15.4	1.01

(more)

Page -11-

NEWS RELEASE (Continued)
Atlanta, GA March 10, 2010
Following is a reconciliation of net earnings (loss) from continuing operations to Adjusted EBITDA and earnings (loss) from continuing operations before income taxes to Adjusted EBITDA by segment, for the three months and years ended December 31, 2009 and December 31, 2008 (in millions — unaudited):

				Corp &
	C&T	LXE	D&S	Other	Total
Three Months Ended December 31, 2009
Net loss from continuing operations					$(18.0)
Income tax expense					—

Earnings (loss) from continuing operations before income taxes	$2.6	(19.0)	—	(1.6)	(18.0)
Interest expense	—	(0.1)	—	0.5	0.4
Depreciation and amortization	2.9	0.8	0.9	0.3	4.9
Impairment loss on goodwill	—	18.5	—	—	18.5
Acquisition-related charges	—	—	—	1.9	1.9

Adjusted EBITDA	$5.5	0.2	0.9	1.1	$7.7

Year Ended December 31, 2009
Net loss from continuing operations					$(11.7)
Income tax benefit					(4.3)

Earnings (loss) from continuing operations before income taxes	$12.1	(25.3)	7.4	(10.2)	(16.0)
Interest expense	0.1	0.1	(0.1)	2.1	2.2
Depreciation and amortization	12.1	3.3	3.4	1.2	20.0
Impairment loss on goodwill	—	18.5	—	—	18.5
Acquisition-related charges	—	—	—	7.2	7.2
Acquisition-related foreign exchange adjustment	—	—	—	1.4	1.4

Adjusted EBITDA	$24.3	(3.4)	10.7	1.7	$33.3

Three Months Ended December 31, 2008
Net earnings from continuing operations					$6.8
Income tax benefit					(2.0)

Earnings (loss) from continuing operations before income taxes	$4.0	0.1	2.4	(1.7)	4.8
Interest expense	—	0.2	—	0.3	0.5
Depreciation and amortization	1.2	0.7	0.8	0.2	2.9

Adjusted EBITDA	$5.2	1.0	3.2	(1.2)	$8.2

Year Ended December 31, 2008
Net earnings from continuing operations					$20.5
Income tax benefit					(0.7)

Earnings (loss) from continuing operations before income taxes	$14.0	3.0	6.3	(3.5)	19.8
Interest expense	0.1	0.4	—	1.2	1.7
Depreciation and amortization	5.1	3.4	3.0	1.0	12.5

Adjusted EBITDA	$19.2	6.8	9.3	(1.3)	$34.0

(more)

Page -12-

NEWS RELEASE (Continued)
Atlanta, GA March 10, 2010

For further information please contact:	Gary B. Shell
Chief Financial Officer
(770) 729-6512
(###)

Page -13-